As filed with the Securities and Exchange Commission on July 29, 2019
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MUELLER INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)
Delaware	25-0790410
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

150 Schilling Boulevard, Suite 100
Collierville, Tennessee 38017
(901) 753-3200
(Address, including zip code, and telephone number, including area code, of principal executive offices)
Mueller Industries, Inc. 2019 Incentive Plan
(Full title of the plan)
Christopher Miritello, Esq.
Vice President, General Counsel and Secretary
Mueller Industries, Inc.
150 Schilling Boulevard, Suite 100
Collierville, Tennessee 38017
(901) 753-3200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Serge Benchetrit, Esq.
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
(212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller
reporting company)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.01 per share	2,000,000	$27.87	$55,740,000	$6,755.69

(1)
Represents 2,000,000 shares of Common Stock issuable pursuant to the Mueller Industries, Inc. 2019 Incentive Plan (the “Plan”).  In addition, this Registration Statement covers an indeterminable number of additional shares as may hereafter be offered or issued, pursuant to the Plan, to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without receipt of consideration.

(2)	Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933, as amended.

EXPLANATORY NOTE
(Not Part of the Prospectus)
This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Mueller Industries, Inc. (the “Company”) to register 2,000,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), which may be issued under the Company’s 2019 Incentive Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of this Registration Statement have been or will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”).  Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT
Item 3.          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The following documents, filed with the Commission by the Company, are incorporated by reference into this Registration Statement:
(a) the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2018, filed on February 27, 2019 pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”);
(b) the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 30, 2019 and June 29, 2019, filed on April 24, 2019 and July 24, 2019, respectively, pursuant to the Exchange Act;
(c) the Company’s Current Reports on Form 8-K, filed on July 23, 2019, May 3, 2019, April 23, 2019, February 25, 2019 and February 5, 2019, respectively, pursuant to the Exchange Act; and
(d) the description of the Company’s Common Stock, which is contained in the Company’s Registration Statement on Form 8-A, File No. 1-6770, dated January 22, 1991, filed pursuant to the Exchange Act, as amended by the Company’s Form 8, dated February 12, 1991.
In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission.  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.          DESCRIPTION OF SECURITIES
Inapplicable.
Item 5.          INTERESTS OF NAMED EXPERTS AND COUNSEL
Inapplicable.
Item 6.          INDEMNIFICATION OF DIRECTORS AND OFFICERS
Pursuant to the Delaware General Corporation Law, a corporation may indemnify any person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) who is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
The Delaware General Corporation Law also permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by the Delaware General Corporation Law to indemnify such person for actual and reasonable expenses incurred thereby.  The Delaware General Corporation Law further provides that any indemnification shall be made by the corporation only as authorized in each specific case upon a determination that indemnification of such person is proper because he has met the applicable standard of conduct (i) by the stockholders, (ii) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (iii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iv) by independent legal counsel in a written opinion, if there are no such disinterested directors, or if such disinterested directors so direct. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be so indemnified.

The Delaware General Corporation Law provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.
The Delaware General Corporation Law also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.
The indemnification and advancement of expenses shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
The Company’s restated certificate of incorporation and amended and restated by-laws permit the Company to indemnify any director or officer of the Company to the fullest extent permitted by Delaware law.  The Company’s restated certificate of incorporation provides that no director shall be personally liable to the Company or any stockholder for monetary damages for breach of fiduciary duty as a director, except that liability of a director shall not be eliminated for any breach of the director’s duty of loyalty to the Company or its stockholders; acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; under Section 174 of the Delaware General Corporation Law; or for any transaction from which the director derived an improper personal benefit.
The foregoing is only a general summary of certain aspects of Delaware law and the Company’s amended and restated certificate of incorporation and amended and restated by-laws dealing with indemnification of directors and officers and does not purport to be complete.  It is qualified in its entirety by reference to the detailed provisions of the Delaware General Corporation Law and the amended and restated certificate of incorporation and amended and restated by-laws of the Company.
Item 7.          EXEMPTION FROM REGISTRATION CLAIMED
Inapplicable.
Item 8.          EXHIBITS
The Exhibits to this Registration Statement are listed in the Index to Exhibits and are incorporated herein by reference.
Item 9.          UNDERTAKINGS
1.  The undersigned registrant hereby undertakes:
(a)          To file, during any period in which offers or sales are being made, a post‑effective amendment to this Registration Statement:
(i)          to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)          to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post‑effective amendment thereof), which individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with, or furnished to, the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(b)          That, for the purpose of determining any liability under the Securities Act, each such post‑effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
2.          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Incorporated by Reference
Exhibit No.	Description	Form	Appendix	Filing Date	Filed Herewith
5.1	Opinion of Willkie Farr & Gallagher LLP				X
23.1	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.1 hereto)				X
23.2	Consent of Ernst & Young LLP., independent registered public accounting firm				X
24.1	Power of Attorney (included on the signature page of this Registration Statement)				X
99.1	Mueller Industries, Inc. 2019 Incentive Plan	DEF 14A	A	March 28, 2019

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Collierville, State of Tennessee, on the 29th day of July, 2019.

MUELLER INDUSTRIES, INC.

By:	/s/ Christopher Miritello
Name:	Christopher Miritello
Title:	Vice President, General Counsel and Secretary

POWER OF ATTORNEY

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.  Each person whose signature appears below constitutes and appoints Jeffrey A. Martin, Christopher J. Miritello and Anthony J. Steinriede, and each of them severally, as his true and lawful attorney-in-fact and agent, each acting along with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including pre- and post-effective amendments) and exhibits to this Registration Statement, and to any registration statement filed under Commission Rule 462, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Gregory L. Christopher	Chairman of the Board and Chief	July 29, 2019
Name: Gregory L. Christopher	Executive Officer (Principal Executive Officer)

/s/ Jeffrey A. Martin	Chief Financial Officer and Treasurer	July 29, 2019
Name: Jeffrey A. Martin	(Principal Financial and Accounting Officer)

/s/ Elizabeth Donovan	Director	July 29, 2019
Name: Elizabeth Donovan

/s/ Paul J. Flaherty	Director	July 29, 2019
Name: Paul J. Flaherty

/s/ Gennaro J. Fulvio	Director	July 29, 2019
Name: Gennaro J. Fulvio

/s/ Gary S. Gladstein	Director	July 29, 2019
Name: Gary S. Gladstein

/s/ Scott J. Goldman	Director	July 29, 2019
Name: Scott J. Goldman

/s/ John B. Hansen	Director	July 29, 2019
Name: John B. Hansen

/s Terry Hermanson	Director	July 29, 2019
Name: Terry Hermanson

/s/ Charles P. Herzog, Jr.	Director	July 29, 2019
Name: Charles P. Herzog, Jr.